SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

FLEETWOOD ENTERPRISES, INC.

(Name of Subject Company (Issuer)

FLEETWOOD ENTERPRISES, INC.

(Name of Filing Person (Issuer)

5% Convertible Senior Subordinated Debentures due 2023

(Title of Class of Securities)

(339099AC7 and 339099AD5)

(CUSIP Number of Class of Securities)

Leonard J. McGill, Esq.
Senior Vice President, Corporate Development, General Counsel & Secretary
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503
(951) 351-3500

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

with copies to:

Steven R. Finley, Esq.
James J. Moloney, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$100,000,000	$3,930

*                 Estimated solely for the purpose of determining the amount of the filing fee. The transaction value is $100,000,000, which is based on the aggregate principal amount of the 5% Convertible Senior Subordinated Debentures due 2023 (the “Debentures”) that are sought for exchange, as of one day prior to the filing date of this Schedule TO.

**          Registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed November 6, 2008.

☒          Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $3,930	Filing Party: Fleetwood Enterprises, Inc.
Form or Registration No.: Form S-4 333-155099	Date Filed: November 6, 2008

☐            Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐            third party tender offer subject to Rule 14d-1.

☒          issuer tender offer subject to Rule 13e-4.

☐            going-private transaction subject to Rule 13e-3.

☐            amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

INTRODUCTORY STATEMENT

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is filed by Fleetwood Enterprises, Inc., a Delaware corporation (the “Company”), and relates to the Company’s offer to exchange (the “Exchange Offer”) a number of shares of our common stock, par value $0.01 per share (collectively, the “Shares”), for any and all of the Company’s currently outstanding 5% Convertible Senior Subordinated Debentures due 2023 (the “Debentures”) validly tendered and accepted in accordance with the terms and subject to the conditions set forth in the Prospectus forming a part of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, the related Optional Repurchase Right Company Notice and Letter of Transmittal, which are filed as exhibits (a)(1)(A), (a)(1)(B) and (a)(1)(C) to this Schedule TO, respectively.

This Schedule TO is intended to satisfy the disclosure requirements of Rule 13e-4(b)(1) and (c)(2) under the Exchange Act.

Items 1 through 9.

The Company is the issuer of the Debentures and is offering to purchase any and all of the Debentures if validly tendered and accepted in accordance with the terms and subject to the conditions set forth in the Prospectus, the related Optional Repurchase Right Company Notice and Letter of Transmittal. The Company maintains its principal and executive offices at 3125 Myers Street, Riverside, CA, 92503, telephone: (951) 351-3500. As permitted by General Instruction F to Schedule TO, all of the information set forth in the Prospectus, the related Optional Repurchase Right Company Notice and Letter of Transmittal, and any supplement or other amendment thereto related to the Exchange Offer hereafter filed by the Company with the SEC, is hereby incorporated by reference into this Schedule TO in answer to Items 1 through 9 of this Schedule TO.

Item 10. Financial Statements.

(a)   Financial Information.

The following financial statements and financial information are incorporated herein by reference:

(1)   The audited financial statements as of April 27, 2008 and April 29, 2007 and each of the three years in the period ended April 27, 2008 and the unaudited financial statements as of July 27, 2008 and the thirteen week periods ended July 27, 2008 and July 29, 2007 set forth in the Company’s Current Report on Form 8-K filed on October 30, 2008.

(2)   At July 27, 2008, the book value per share of the Company’s common stock was $1.26.

(b)   Pro Forma.

Not applicable.

Item 11. Additional Information.

(a)   Agreements, Regulatory Requirements and Legal Proceedings.

(1)   Not applicable.

(2)   The Company is required to comply with federal and state securities laws and tender offer rules.

(3)   Not applicable.

(4)   Not applicable.

(5)   None.

(b)   Other Material Information.

Not applicable.

Item 12. Exhibits.

Exhibit Number	Description
(a)(1)(A)	Prospectus (incorporated herein by reference to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(B)	Form of Optional Repurchase Right Company Notice (incorporated herein by reference to Exhibit 99.6 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(C)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(D)

Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(E)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(F)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(G)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(5)(A)

Press Release dated November 6, 2008 (filed on Form 8-K on November 6, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(5)(B)

Press Release dated October 30, 2008 (filed on Form 8-K on October 30, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Elden L. Smith
Elden L. Smith
President and Chief Executive Officer

Date: November 6, 2008

Index to Exhibits

Exhibit Number	Description
(a)(1)(A)	Prospectus (incorporated herein by reference to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(B)	Form of Optional Repurchase Right Company Notice (incorporated herein by reference to Exhibit 99.6 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(C)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(D)

Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(E)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(F)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(1)(G)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on November 6, 2008).

(a)(5)(A)

Press Release dated November 6, 2008 (filed on Form 8-K on November 6, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(5)(B)

Press Release dated October 30, 2008 (filed on Form 8-K on October 30, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.